The business integration described in this press release involve securities of a Japanese company. The business integration is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court's judgment. You should be aware that the issuer may purchase securities otherwise than under the business integration, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

PRESS INFORMATION

February 29, 2024

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Daimler Truck, Mitsubishi Fuso, Hino and Toyota Motor Corporation report progress on the collaboration based on the Memorandum of Understanding

Tokyo/Japan and Leinfelden-Echterdingen/Germany – Daimler Truck AG (“Daimler Truck”), Mitsubishi Fuso Truck and Bus Corporation (“MFTBC”), Hino Motors Ltd. (“Hino”) and Toyota Motor Corporation (“Toyota”) today gave an update on the progress on the collaboration based on the MoU.

In May 2023, Daimler Truck, Toyota, MFTBC, and Hino concluded a Memorandum of Understanding (MoU) on accelerating the development of advanced technologies and merging MFTBC and Hino. The planned collaboration is aimed toward achieving carbon neutrality and creating a prosperous mobility society by developing CASE technologies (Connected/Autonomous & Automated/Shared/Electric) and strengthening the commercial vehicle business on a global scale.

According to the MoU, MFTBC and Hino plan to merge on an equal footing and collaborate in the areas of commercial vehicle development, procurement, and production. The plan is to build a globally competitive Japanese commercial vehicle manufacturer, with Daimler Truck and Toyota investing equally in the (listed) holding company of the merged MFTBC and Hino.

While the Definitive Agreement for merging MFTBC and Hino was targeted to be signed by the end of March 2024 and integration complete by the end of 2024, the process of obtaining necessary regulatory clearances and approvals under competition and other laws and regulations, as well as the pending investigations related to Hino’s engine certification issues, are still ongoing. As such, the original schedule has been extended.

The timing of the envisaged execution of the Definitive Agreement and the implementation of the business integration will be announced as soon as a reliable timeline for the pending investigations is available. Once all parties involved reach an agreement, they will move forward based on the approval of the relevant boards of directors, shareholders, and authorities.

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Based on the common desire to "contribute to a prosperous society through mobility”, the four companies have been discussing how MFTBC and Hino can work together to improve business efficiency and enhance competitiveness, and how Daimler Truck and Toyota can work together to further enhance their technology development capabilities and promote CASE technology in order to contribute to customers and stakeholders in Japan and Asia, as well as the Japanese automotive industry. Through the discussion based on integrity, mutual respect, and diversity and by understanding each other's strengths and corporate culture, the parties confirm that the merger discussions are progressing on a positive note and that the strategic objectives and logic of the proposed transaction continues to be valid.